SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2006

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3200 Walnut Street, Boulder, Colorado		80301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2006, Array BioPharma Inc. (the “Company”) entered into a series of agreements involving the assignment to BioMed Reality L.P. (“BioMed”) of options the Company has acquired to purchase the facilities that it occupies in Boulder and Longmont, Colorado and the subsequent lease of those facilities from BioMed. Pursuant to an Assignment Agreement dated June 22, 2006 between Array and BioMed (the “Assignment Agreement”), BioMed has agreed to purchase the Company’s facilities in both Boulder and Longmont.

As part of the transaction, the Company entered into an Option Agreement on June 22, 2006 with 3200 Walnut LL, LLC (“Walnut LLC”), pursuant to which the Company acquired an option to purchase the Boulder facility. Pursuant to the Assignment Agreement, the Company assigned this option to purchase the Boulder facility as well as its existing option to purchase the Longmont facility, which it exercised on June 22, 2006, to BioMed for a total of $30 million, payable in part upon the purchase and sale of the Boulder facility by BioMed (the “Boulder Closing”) and the remainder upon the purchase and sale of the Longmont facility by BioMed (the “Longmont Closing”).

The Company also entered into an Absolute Triple Net Lease dated June 22, 2006 with Walnut LLC that will be terminated at the Boulder Closing.  The Absolute Triple Net Lease has a term of 10 years, a rental rate of $20.00 per square foot annually subject to 3% annual increases, a tenant improvement allowance of $5.8 million, and the right of Array to extend the term for two additional 5-year terms.  The Absolute Triple Net Lease term would commence on April 1, 2008, which is the expiration of the Company’s Sublease Agreement with Amgen dated July 17, 1998 (the “Amgen Sublease”), but only if the Boulder Closing failed to consummate.

Upon the Boulder Closing, the Company’s Absolute Triple Net Lease with Walnut LLC will terminate and its Amgen Inc. Sublease for the Boulder facility will also terminate, and the Company will enter into a 10-year lease agreement with BioMed for the Boulder facility.  Upon the Longmont Closing, the Company’s lease agreement with Circle Capital dated February 28, 2000, as amended, for the Longmont facility will terminate and the Company will enter into a 10-year lease agreement with BioMed for the Longmont facility.

Array will receive an additional $2 million to be used for leasehold improvements under the terms of the lease agreements with BioMed.  The base rent payable to BioMed will be $6.7 million annually and will increase by 2% per year for the combined 228,000 square feet of facilities space.  Array has the option to extend one or both of the BioMed leases for up to two additional five-year terms.

Both the Boulder Closing and the Longmont Closing are expected to conclude in the third quarter of calendar 2006, subject to customary closing conditions, at which time BioMed will pay Array a total of $32 million, as described above.

The press release announcing these facilities transactions is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

As described above, as of the date of the Boulder Closing, the Sublease Agreement between the Company and Amgen dated July 17, 1998 will terminate and the Absolute Triple Net Lease between the Company and Walnut LLC dated June 22, 2006 will terminate.

As described above, as of the date of the Longmont Closing, the Lease Agreement between the Company and Circle Capital Longmont LLC will terminate.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The description of the direct financial obligations under the Absolute Triple Net Lease Agreement with Walnut LLC for the Boulder facility and the subsequent Lease Agreement to be entered into with BioMed for the Boulder and Longmont facilities described in Item 1.01 above is incorporated to this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated June 22, 2006 entitled “Array BioPharma to obtain $32 Million in Additional Cash from Facilities Transactions.”

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: June 22, 2006	By:	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.

99.1	Press release dated June 22, 2006 entitled “Array BioPharma to obtain $32 Million in Additional Cash from Facilities Transactions.”